KBR Appoints Lead Independent Director

HOUSTON, TX - February 24, 2025 - KBR, Inc. (NYSE: KBR) announced today that the independent directors of the KBR Board have unanimously elected Lt. General Wendy M. Masiello as Lead Independent Director, effective as of KBR’s 2025 annual meeting of stockholders to be held in May 2025.

Lt. General Masiello has served on KBR’s Board of Directors since August 2017, including as the current Chair of the Cybersecurity Committee and a member of the Compensation Committee and Sustainability & Corporate Responsibility Committee. A three-star General of the U.S. Air Force, Lt. General Masiello brings a wealth of relevant experience and a deep understanding of KBR’s strategic vision and operations.

“One of KBR’s greatest strengths is an experienced and highly committed Board of Directors,” said KBR Chair, General Lester L. Lyles. “The appointment of Lt. General Masiello as lead independent director reflects a thorough and thoughtful process by the Board, who strongly believe that her leadership capabilities, deep operations experience, and accomplished government career make her highly qualified to serve in this important role. Wendy has provided valuable insights and guidance as an independent director since joining our Board, and she has excelled in every capacity just as I personally observed throughout her leadership positions in the Air Force. I am thrilled she will bring her expertise to us in this new role. We thank her for accepting this responsibility to lead and provide independent oversight.”

“I am honored to have received the support of KBR’s Board and am excited to partner with fellow directors and management as we continue on our path of delivering profitable growth and accelerating shareholder value,” said Lt. General Masiello. “I would like to thank the Board for their trust in me to lead in an expanded way.”

As part of the Board leadership transition, the Board also enhanced the Lead Independent Director duties, which are set forth in the Company’s Corporate Governance Guidelines, available at https://www.kbr.com/en/who-we-are/our-company/corporate-governance.

About Lt. General Wendy M. Masiello

Lt. General Masiello is a retired three-star General of the U.S. Air Force and an independent consultant. Prior to her retirement, Lt. General Masiello served as Director of the Defense Contract Management Agency maximizing a $1.4 billion budget to manage and motivate a global workforce of 12,000 to ensure 20,000 contractors delivered on 340,000 Defense and Federal contracts valued at $6 trillion. During her 36-year career, Lt. General Masiello also shaped Air Force contracting policy and its 11,000 persons as Deputy Assistant Secretary (Contracting), Office of the Assistant Secretary of the Air Force for Acquisition, and prior to that led the Air Force’s $65 billion Service Acquisition portfolio as its Program Executive Officer. She also led contracting support for U.S. military forces in Iraq and Afghanistan from July 2005 to January 2006. Lt. General Masiello’s medals and commendations include the Defense Superior Service Medal, Distinguished Service Medal, and Bronze Star.

Lt. General Masiello is also an independent board director for StandardAero (NYSE: SARO), where she serves as a member of its Audit Committee, for EURPAC Service, Inc., where she serves as a member of its Compensation and IT committees, for Tlingit Haida Tribal Business Corporation, and for MRIGlobal, where she serves on its Board of Trustees and Audit and Compensation and HR committees. Her not-for-profit work includes Board of Directors for the Procurement Round Table and Board of Directors and Executive Committee for the National Board of Rebuilding Together. She advises the Department of Defense as a member of the Acquisition Innovation and Research Center Advisory Panel and U.S. Air Force as a member of the Air Force Studies Board of the National Academy of Sciences. Lt. General Masiello previously served as Board Chair for the National Contract Management Association.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 38,000 people worldwide with customers in more than 80 countries and operations in over 29 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com
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